Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Announces Executive Leadership Appointments

OMAHA, Neb., September 22, 2022 (GLOBE NEWSWIRE) - Green Plains Inc. (NASDAQ:GPRE) today announced changes to its executive leadership team. Patrich Simpkins transitions from Chief Financial Officer to Chief Transformation Officer, Jim Stark transitions from Executive Vice President to Chief Financial Officer of Green Plains and Green Plains Partners LP (NASDAQ:GPP), Jamie Herbert joins the company as Chief Human Resources Officer, and Grant Kadavy joins the company as Executive Vice President of Commercial Operations.

Patrich Simpkins will develop and lead the Office of Transformation as the Chief Transformation Officer, executing on a roadmap to accomplish the most comprehensive organizational transformation in the history of the company. Mr. Simpkins has served as Chief Financial Officer since 2019, having previously served as Chief Development Officer from 2014 until 2019, and as Chief Risk Officer from 2014 through 2016. Prior to joining Green Plains in 2012, Mr. Simpkins held senior management positions with SensorLogic, Inc., TXU Corporation, Duke Energy Corporation, and Louis Dreyfus Energy.

“Patrich has developed and led a strong Finance and Accounting team, raising capital, refinancing debt and putting the company on a strong financial footing, and is now ready to devote his full efforts to our comprehensive transformation already underway,” said Todd Becker, President and Chief Executive Officer. “His depth of knowledge across numerous disciplines, track record of integration successes and understanding of cross-departmental functions make him the clear choice to lead this crucial new department.”

Jim Stark, Chief Financial Officer, will lead all aspects of finance and accounting, including IT and Investor Relations. Mr. Stark rejoined Green Plains in January 2022 after serving as Vice President, Investor Relations at Darling Ingredients Inc. since 2019. Prior to that, Mr. Stark led Investor Relations and Media Relations at Green Plains for over 10 years.

“Jim has the experience, credibility, and expertise to lead a seamless transition as he continues to execute on the plan that Patrich and the team have laid out, supporting the overall transformation of Green Plains,” added Becker. “Our stakeholders should have comfort in the fact that Jim can immediately step into this role without losing critical transition time and energy, and can make an immediate impact as we continue to build a finance organization that supports everything we need to be successful over the coming years.”

Jamie Herbert, Chief Human Resources Officer, will lead all human resource activities, which include developing cross-functional leadership, driving alignment across the organization, creating sustainable work practices, acquiring talent, and ensuring Green Plains continues to create and develop a world-class team of HR professionals. Mr. Herbert comes from Capstone IT where he led financial, marketing, human resources, legal, compliance, and operational support practices. Prior to that, he held several positions at Union Pacific Railroad in human resources and operations.

Grant Kadavy, Executive Vice President of Commercial Operations, will lead all commercial activities, including sales, trading and distribution, across all platforms. Mr. Kadavy, held various executive positions at Darigold, including Chief Growth and Risk Officer, Chief Operating Officer and Chief Commercial Officer, between 2016 and 2022. Prior to that, he spent almost 20 years with Cargill in various leadership positions including President of Cargill Americas and General Director of Cargill Mexico.

“Jamie and Grant bring decades of expertise to Green Plains and shows how our transformation continues to attract talented leaders that bring invaluable knowledge in their respective fields to help us execute against our strategic pillars,” said Becker. “Jamie has led the acquisition and development of diverse talent, and enhanced service and productivity improvement while positioning his companies for long-term growth. Grant is a transformative leader with a track record of delivering sustainable results while leading high-performing teams. He will be critical to our efforts as we open new marketing opportunities for high-protein ingredients, low-carbon renewable corn oil feedstocks and clean sugar, along with our decarbonization efforts.”

Mr. Simpkins and Mr. Stark will transition into their new roles Oct. 1. Mr. Kadavy and Mr. Herbert will join Green Plains in early October.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Green Plains Inc. Contacts
Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com
Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com

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